Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2016 Financial Results

INCLINE VILLAGE, NV, August 4, 2016 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today reported financial results for the second quarter ended June 30, 2016 including:

•	Total revenues of $21.0 million and $124.2 million for the three and six months ended June 30, 2016, respectively.

•	GAAP diluted EPS of $0.03 and $0.37 for the three and six months ended June 30, 2016, respectively.

•	GAAP net income of $4.1 million and $60.0 million for the three and six months ended June 30, 2016, respectively.

•	Non-GAAP diluted earnings per share (EPS) of $0.09 and $0.61 for the three and six months ended June 30, 2016, respectively.

•	Non-GAAP net income of $15.1 million and $100.2 million for the three and six months ended June 30, 2016, respectively.

The largest component of the difference in non-GAAP measure compared to GAAP is the exclusion of mark-to-market reduction in fair value of our investments in royalty rights. A full reconciliation of all components of the GAAP to non-GAAP quarterly financial results can be found in Table 4 at the end of this release.

Revenue Highlights

•	Total revenues of $21.0 million for the three months ended June 30, 2016 included:

◦
Royalties from PDL's licensees to the Queen et al. patents of $14.2 million, which consisted of royalties earned on sales of Tysabri® under a license agreement associated with the Queen et al. patents;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of negative $0.9 million, which consisted of the change in estimated fair value of our royalty right assets and primarily related to the Depomed, Inc., University of Michigan and Viscogliosi Brothers, LLC royalty rights acquisitions;

◦	Interest revenue from notes receivable financings to late-stage healthcare companies of $7.3 million; and

◦	License and other revenues of $0.3 million.

•	Total revenues decreased by 85 percent for the three months ended June 30, 2016, when compared to the same period in 2015.

◦
The decrease in royalties from PDL's licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc. PDL continues to receive Queen et al. patent royalties on sales of Tysabri based on the sales of product manufactured prior to patent expiry, the amount and timing of which is uncertain.

◦
The decrease in royalty rights - change in fair value was driven by the $7.4 million decrease in the fair value of the Depomed royalty rights assets primarily as a result of higher gross-to-net adjustments for Glumetza, and a $7.6 million decrease in the fair value of the University of Michigan royalty right asset as a result of a delay in national pricing and reimbursement decisions in the European Union and Japan.

◦
PDL received $14.7 million in net cash royalty payments and milestone payments from its acquired royalty rights in the second quarter of 2016, compared to $1.2 million for the same period of 2015. Of these payments from its acquired royalty rights, $6.0 million was related to the FDA approval milestone for Jentadueto® XR.

◦	The decrease in interest revenues was primarily due to ceasing to accrue interest due from Direct Flow Medical, Inc. as a result of the loan being impaired.

◦	Total revenues decreased by 57 percent for the six months ended June 30, 2016, when compared to the same period in 2015.

◦	The decrease in royalties from PDL's licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc.

◦
The decrease in royalty rights - change in fair value was driven by the $55.3 million decrease in the fair value of the Depomed royalty rights assets, and a $6.0 million decrease in the fair value of the University of Michigan royalty right asset.

◦
PDL received $31.9 million in net cash royalty payments and milestone payments from its acquired royalty rights in the six months ended June 30, 2016, compared to $2.1 million for the same period of 2015.

◦	The decrease in interest revenues was primarily due to reduced interest from Direct Flow Medical, Inc.

Operating Expense Highlights

•
Operating expenses were $9.9 million for the three months ended June 30, 2016, compared to $7.4 million for the same period of 2015. The increase in operating expenses for the three months ended June 30, 2016, as compared to the same period in 2015, was primarily a result of acquisition-related costs of $3.0 million for the Noden Pharma DAC (Noden) transactions which were advanced to Noden, and are expected to be repaid to PDL by year end through an intercompany arrangement.

•
Operating expenses were $19.8 million for the six months ended June 30, 2016, compared to $15.1 million for the same period of 2015. The increase in operating expenses for the six months ended June 30, 2016, as compared to the same period in 2015, was a result of the acquisition-related costs from the Noden transactions.

Other Financial Highlights

•	PDL had cash, cash equivalents, and investments of $190.9 million at June 30, 2016, compared to $220.4 million at December 31, 2015.

◦
The decrease was primarily attributable to the restriction of $105.9 million in cash for the Noden transactions, repayment of the March 2015 Term Loan for $25.0 million, payment of dividends of $16.4 million, and an additional note receivable purchase of $5.0 million, partially offset by proceeds from royalty right payments of $31.9 million and cash generated by operating activities of $94.8 million.

•	Net cash provided by operating activities in the six months ended June 30, 2016 was $94.8 million, compared with $155.9 million in the same period in 2015.

Recent Developments

•	Noden Transactions

◦	The acquisition of Tekturna® by Noden and PDL’s funding of the equity investment in Noden occurred on July 1, 2016.

◦
PDL expects to make equity contributions to Noden Pharma DAC and an affiliate totaling $107 million in the first year of the transaction, which includes an initial equity investment of $75 million and an additional $32 million equity contribution commitment which will be made on the one-year anniversary of the closing of the transaction. In addition, PDL provided Noden with a loan and loan commitments of up to an aggregate of $75 million, the majority of which PDL expects will be repaid in the next 45 days once Noden secures a debt facility from a third party. PDL also may contribute additional amounts of funding depending on the total amount of debt obtained by Noden, and as needed for specified milestone payments or other purposes.

◦
Noden closed its transaction relating to a purchase agreement with Novartis AG (Novartis) to acquire exclusive worldwide rights to manufacture, market, and sell the branded prescription medicine product sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world. The product's active ingredient is aliskiren, which is indicated for the treatment of hypertension. The drug was previously marketed by Novartis and had global sales in 2015 of $154 million.

◦
PDL has a majority equity interest ownership in Noden. Given this majority ownership by PDL, the financial statements of Noden will be consolidated with PDL beginning in Q3 2016, and is expected to be accretive to PDL's cash earnings.

•	ARIAD Royalty Agreement Second Tranche Payment

◦	On July 28, 2016, PDL funded the second tranche of $50.0 million due on the first anniversary of the closing date under the terms of the ARIAD Royalty Agreement.

◦
As a result of the second tranche payment, PDL’s royalty percentage will increase to 5.0% of the U.S. and European net revenues of Iclusig and 5.0% of the payments ARIAD receives elsewhere in the world until December 31, 2018.  Beginning January 1, 2019 and thereafter, the royalty rate will increase to 6.5% in all jurisdictions.

•	Dividend Policy

◦	On August 3, 2016, the PDL board of directors decided to eliminate the quarterly cash dividend payment.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, August 4, 2016.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 56339819. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 11, 2016, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 56339819.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL seeks to acquire pharmaceutical products through equity investments and also provide growth capital and financing solutions to late-stage public and private healthcare companies, including immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring and managing income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it has received significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on

February 23, 2016, as updated by subsequent periodic filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Royalties from Queen et al. patents	$14,232	$116,884	$135,687	$244,694
Royalty rights - change in fair value	(855)	12,216	(27,957)	23,578
Interest revenue	7,343	8,966	16,307	19,500
License and other	327	—	134	—
Total revenues	21,047	138,066	124,171	287,772

Operating Expenses
General and administrative expenses	6,951	7,429	16,797	15,095
Acquisition-related costs	2,959	—	2,959	—
Total operating expenses	9,910	7,429	19,756	15,095
Operating income	11,137	130,637	104,415	272,677

Non-operating expense, net
Interest and other income, net	129	121	242	207
Interest expense	(4,461)	(7,199)	(9,011)	(15,809)
Total non-operating expense, net	(4,332)	(7,078)	(8,769)	(15,602)

Income before income taxes	6,805	123,559	95,646	257,075
Income tax expense	2,657	45,295	35,611	94,313
Net income	$4,148	$78,264	$60,035	$162,762

Net income per share
Basic	$0.03	$0.48	$0.37	$1.00
Diluted	$0.03	$0.47	$0.37	$0.97

Shares used to compute income per basic share	163,791	163,544	163,729	163,188
Shares used to compute income per diluted share	164,029	165,384	163,920	167,376

Cash dividends declared per common share	$0.05	$—	$0.10	$0.60

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2016	2015
Cash, cash equivalents and investments	$190,854	$220,352
Total notes receivable	$372,182	$364,905
Total royalty rights - at fair value	$339,338	$399,204
Total assets	$1,049,191	$1,012,205
Total term loan payable	$—	$24,966
Total convertible notes payable	$232,847	$228,862
Total stockholders' equity	$738,652	$695,952

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2016	2015
Net income	$60,035	$162,762
Adjustments to reconcile net income to net cash provided by (used in) operating activities	25,969	(7,263)
Changes in assets and liabilities	8,748	401
Net cash provided by operating activities	$94,752	$155,900

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP net income as reported	$4,148	$78,264	$60,035	$162,762
Adjustments to Non-GAAP net income (as detailed below)	10,984	(5,694)	40,164	(10,734)
Non-GAAP net income	$15,132	$72,570	$100,199	$152,028

A reconciliation between diluted earnings per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP earnings per share - Diluted	$0.03	$0.47	$0.37	$0.97
Adjustments to Non-GAAP net income (as detailed below)	0.06	(0.03)	0.24	(0.06)
Non-GAAP earnings per share - Diluted	$0.09	$0.44	$0.61	$0.91

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP net income as reported	$4,148	$78,264	$60,035	$162,762
Adjustments:
Mark-to-market adjustment to fair value assets	15,543	(11,063)	59,866	(21,487)
Non-cash interest revenues	(325)	(1,303)	(2,276)	(3,408)
Non-cash stock-based compensation expense	813	226	1,599	727
Non-cash debt offering costs	1,558	3,144	4,019	7,210
Mark-to-market adjustment on warrants held	418	—	747	—
Income tax effect related to above items	(7,023)	3,302	(23,791)	6,224
Total adjustments	10,984	(5,694)	40,164	(10,734)
Non-GAAP net income	$15,132	$72,570	$100,199	$152,028

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ and “Non-GAAP earnings per share - Diluted” are not based on any standardized methodology prescribed by GAAP and represent GAAP net income and GAAP earnings per share - diluted adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, and to adjust (6) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.